Exhibit 99.2

                           JAY J. SHAPIRO, CPA, P.C.
                           A Professional Corporation

                        Ph.310.441-3600 Fax:310.441-3610

May 09, 2006

Mr. David Dadon
Bayshore Media Group
23760 Oakfield Road
Hidden Hills, CA 91302

By Facsimile: (818)884-3443

Dear Mr. Dadon:

It has come to my attention that you have improperly and without my permission used my name and professional resume in SEC filings to benefit your position with Brookmount Exploration, Inc. I have previously communicated to you on November 11, 2005 (See attached) not to use my name or professional resume.

Accordingly, given the above and my past unfavorable business and professional experience with you, I must demand the following:

- You cause Brookmount Exploration to file  a   Form 8-K   and   Press   Release
  regarding your illegal and improper use of my name as Chief Financial Officer.

- You never refer to my in any manner, in any association with you, nor contact me at my offices or any location.

- You should be aware that my counsel is reviewing legal action against you and Bayshore as to damage to my reputation by this act and your past actions including other public companies and the failure to deliver on a film distribution agreement.



         2934 1/2 Beverly Glen Circle, Suite 268 Los Angeles, CA 90077

                           JAY J. SHAPIRO, CPA, P.C.
                           A Professional Corporation

                        Ph.310.441-3600 Fax:310.441-3610


- You will cease in the use of my opinion on reports dated April 14, 2005 and July 20, 2005 relative to the valuation of 14 films known as the "Bayshore Library" as you failed to fully pay for professional time rendered and I now have serious concerns as to your creditability relative to your representations regarding the availability, existence, and legal title of these films. Accordingly, I must withdraw my report as of this date.

I personally believe your questionable integrity to be pervasive throughout our brief and unfortunate relationship, and desire no further association or contact with you in any capacity.

Sincerely,

/s/ Jay Shapiro
---------------
Jay J. Shapiro

cc: D. Danovitch

JJS:rf



         2934 1/2 Beverly Glen Circle, Suite 268 Los Angeles, CA 90077